QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.24.1

FIRST CONSULTING GROUP, INC.
(ISCG AMENDED AND RESTATED STOCK OPTION PLAN)
INCENTIVE STOCK OPTION GRANT AGREEMENT

Optionee:	«Name1» «Name2»
Number of Option Shares:	«Shares»
Exercise Price Per Share:	«Price»
Date of Grant:	«OptionDate»
Type of Stock Option:	ISO
Grant No:	«OptionNumber»

        The Board of Directors of Integrated Systems Consulting Group, Inc., pursuant to the Integrated Systems Consulting Group, Inc. Amended and Restated Stock Option Plan (the "Plan") has granted to you, the optionee named above, an option to purchase shares of First Consulting Group, Inc. (the "Company") common stock. This option is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

The details of your option are as follows:

          1.    Grant of Option.    The Option was granted to you on the grant date above. Your right to purchase Option Shares will terminate on the tenth anniversary of this date, or on an earlier date as provided in Section 5 below.

          2.    Exercise of Option.    You may purchase all or, from time to time, part of the Option Shares which you are entitled to purchase under Section 3 at a purchase price as shown above, the fair market value of a share of Stock (as determined in accordance with the Plan) on the date the Option was granted to you. This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to the Plan.

          3.    Vesting.    Subject to the limitations contained herein, 1/5th of the shares will vest (become exercisable) on the first anniversary of the date of original grant, and 1/60th of the shares shall vest on a monthly basis thereafter until either (i) you cease to provide services to the Company for any reason, or (ii) this option becomes fully vested.

          4.    Transferability of Options.    The Option may not be transferred by you (other than by will or the laws of descent and distribution) and may be exercised during your lifetime only by you.

          5.    Termination of Employment.    If you cease to be employed by the Company on a full-time basis for any reason other than because of your death or disability, the Option generally may be exercised only within 90 days after the termination of your employment and, in such event, the Option generally may be exercised only to the same extent that you would have been entitled to exercise the Option on the date of your termination and had not previously done so. If you cease to be employed by the Company on a full-time basis by reason of death or disability, the Option generally may be exercised only within one year after the termination of your employment and only to the same extent that you would have been entitled to exercise the Option on the date of your termination by reason of such disability and had not previously done so.

          6.    Voluntary.    You hereby acknowledge and agree that participation in this Plan is voluntary, and that you will be solely responsible for all taxes to which you may become subject as a consequence of participation in the Plan, the exercise of an Option or the ownership, sale, transfer, or other disposition of Option Shares acquired pursuant to the exercise of this Option. Moreover, you acknowledge that you have had the opportunity to consult with tax and other advisors concerning your participation in the Plan.

          7.    Adjustments.    If the total number of outstanding shares of Stock of the Company is changed due to a stock split, stock dividend, recapitalization, etc., the Board of Directors is authorized, but not required, to adjust the number of Option Shares or the exercise price for such Option Shares accordingly. If the Company enters into a merger, asset sale or other similar transaction, the Board has the option of substituting the consideration received in the transaction for the Option Shares, accelerating the exercise of the Option, or taking such other action as it deems to be appropriate.

          8.    Continuation of Employment.    Neither the Plan nor this Option shall confer upon you any right to continue in the employ of the Company or any subsidiary, or limit in any respect the right of the Company or any affiliated entity to terminate your employment at any time.

          9.    Plan Documents.    This Letter Agreement is qualified in its entirety by reference to the Plan.

          10.    10% or more Shareholders.    If you are a shareholder that owns 10% or more of the Company stock, Sections 1 and 2 differ as follows. Section 1 differs in that your right to purchase Option Shares will terminate on the fifth anniversary of this date, or on an earlier date as provided in Section 5. Section 2 differs in that your purchase price must be 110% of the fair market value.

          11.    Sale of Shares.    The Company is required to report the gain on your W-2 as compensation if you sell the shares within one year of the date of exercise or within two years of the date of grant of the option, whichever period is later. As a result of this reporting requirement, you agree to notify the Company in writing immediately upon the sale of any stock that you acquire through the exercise of an incentive stock option. You also agree to identify the shares which have been sold and include the date of sale, the number of shares sold, and the price at which the shares were sold.

FIRST CONSULTING GROUP, INC.
By
Stock Plan Administrator

  ATTACHMENTS:
  ISCG Amended & Restated Stock Option Plan (as amended 1/1/99)

        The undersigned:

          (a)  Acknowledges receipt of the foregoing option and the attachments referenced therein and understands that all rights and liabilities with respect to this option are set forth in the option and the Plan; and

          (b)  Acknowledges that as of the date of grant of this option, it sets forth the entire understanding between the undersigned optionee and the Company and its Affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of the options previously granted and delivered to the undersigned under stock option plans of the Company. This summary is for informational purposes only and, if there is any conflict between the following description and the Plan itself, the terms and conditions of the Plan shall control.

ACCEPTANCE BY OPTIONEE:
«Name1» «Name2» (signature)
ADDRESS

QuickLinks

FIRST CONSULTING GROUP, INC. (ISCG AMENDED AND RESTATED STOCK OPTION PLAN) INCENTIVE STOCK OPTION GRANT AGREEMENT